THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ATS CORPORATION

FIRST:            The name of the corporation (hereinafter referred to as the “Corporation”) is ATS Corporation.

SECOND:       The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD:           The purposes of the Corporation are to engage in, promote, conduct and carry on any lawful acts or activities for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH:       The total number of shares of stock which the Corporation shall have authority to issue is One Hundred (100) shares of Common Stock having a par value of $0.01 per share (the “Common Stock”).

FIFTH:            The Corporation is to have perpetual existence.

SIXTH:           The private property or assets of the stockholders of the Corporation shall not to any extent whatsoever be subject to the payment of the debts of the Corporation.

SEVENTH:     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

EIGHTH:         The business of the Corporation shall be managed by a board of directors. The number of directors which shall constitute the whole board of directors shall be fixed by, or in the manner provided in the Bylaws of the Corporation. None of the directors need be a stockholder or a resident of the State of Delaware.

NINTH:           No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.

 TENTH:          In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized:

A.   To make, amend, alter or repeal the Bylaws of the Corporation;

B.   To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

C.   To set apart out of any funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and to reduce any such reserve in the manner in which it was created; and

D.   To adopt from time to time Bylaw provisions with respect to indemnification of directors, officers, employees, agents and other persons as it shall deem expedient and in the best interests of the Corporation and to the extent permitted by law.

ELEVENTH:          The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TWELFTH:          The Corporation reserves the right to amend, alter, change or repeal any provisions herein contained, in the manner now or hereafter prescribed by statute, and all rights, powers, privileges and discretionary authority granted or conferred herein upon stockholders or directors are granted subject to this reservation.